Exhibit 99.1

MARCUS & MILLICHAP, INC. REPORTS THIRD QUARTER 2014 FINANCIAL RESULTS

- Third Quarter Revenue Increased 34.8% Over Third Quarter of 2013 -

- Sales Volume Up 62.5% on 16.4% Increase in Transactions, Compared to Same Period of Prior Year -

CALABASAS, Calif.—(BUSINESS WIRE)—Marcus & Millichap, Inc. (the “Company”, “Marcus & Millichap”) (NYSE: MMI), a leading national brokerage firm specializing in commercial real estate investment sales, financing, research and advisory services, today reported financial results for the third quarter ended September 30, 2014. Highlights include:

Third Quarter 2014 Results Compared to Third Quarter 2013

•	Revenue increased 34.8% to $150.9 million, with real estate brokerage commissions up 37.8%.

•	Sales volume grew 62.5% to $9.9 billion.

•	Number of transactions increased by 16.4%.

•	Net income increased to $13.5 million, compared to $7.3 million in the third quarter of the prior year. Earnings per common share was $0.35 (Basic and Diluted).

•	Adjusted EBITDA was $25.6 million, compared to $15.7 million in the third quarter of the prior year.

Nine Months 2014 Results Compared to Nine Months 2013

•	Revenue increased 39.4% to $399.7 million, with real estate brokerage commissions up 42.3%.

•	Net income increased to $33.1 million, compared to $16.9 million in the same period of the prior year. Earnings per common share was $0.85 (Basic and Diluted).

•	Adjusted EBITDA was $63.1 million, compared to $36.8 million in the same period of the prior year.

“During the third quarter, we benefited from a favorable market environment, and more importantly, from successful execution of our growth plan, which resulted in a 63% increase in total sales volume over the same period last year,” commented John J. Kerin, Marcus & Millichap’s President and Chief Executive Officer. “We experienced solid increases in our core, private client multi-family and retail business during the quarter. Our real estate investment sales also reflected the results of our diversification strategy into specialty niches with triple digit sales volume increases in the hospitality, self-storage and senior housing property types. Geographically, we achieved significant growth in transaction volume in high-density markets, particularly the Northeast which has been a focus for expanding our market coverage. Looking ahead, we believe there are further opportunities inherent in our business model and growth plan and we remain focused on driving shareholder value.”

Third Quarter 2014 Results Compared to Third Quarter 2013

Total revenues for the third quarter of 2014 were $150.9 million, compared to $112.0 million for the same period in the prior year, an increase of $38.9 million, or 34.8%. The increase in total revenues is primarily a result of increases in revenues from real estate brokerage commissions which increased to $140.2 million for the three months ended September 30, 2014 from $101.8 million for the same period in the prior year, an increase of $38.5 million or 37.8%. This increase was primarily driven by both an increase in the number of investment sales transactions, as well as an increase in the average commission size, partially offset by a slight decrease in average commission rates during the three months ended September 30, 2014 as compared to the same period in the prior year. The average commission rate was impacted by one large transaction during the three months ended September 30, 2014 for which the commission rate was lower than our typical transactions as larger transactions generally earn a lower commission rate. Increased financing fees primarily contributed the remaining increase in total revenues.

Total operating expenses for the third quarter of 2014 were $127.2 million, compared to $99.3 million for the same period in the prior year, an increase of $27.8 million, or 28.0%. The increase was primarily driven by a $24.6 million increase in cost of services, which are variable commissions paid to the Company’s investment sales professionals and compensation-related costs in connection with our financing activities. Cost of services as a percent of total revenues increased to 61.2% compared to 60.5% for the same period in the prior year primarily due to an increase in the proportion of transactions closed by our more senior investment sales professionals who are compensated at higher commission rates.

In addition, selling, general and administrative expense increased by $3.2 million, or 10.4% during the third quarter of 2014 as compared to the same period in the prior year. The increase was due primarily to (i) an increase in management performance related compensation driven by the increase in operating results; (ii) an increase in sales and marketing expenses incurred to support increased sales activity; (iii) an increase in salaries and related benefits driven by an increase in headcount in corporate support in connection with our growth and with being a public company; and (iii) increases in other expense categories primarily driven by our expansion and business growth. The increases were partially offset by a decrease in legal costs and a decrease in stock-based compensation expense due to the replacement of the pre-IPO stock-based compensation award program.

Net income for the third quarter of 2014 was $13.5 million or $0.35 per common share (Basic and Diluted) compared to net income of $7.3 million for the same period in the prior year. Adjusted EBITDA for the third quarter of 2014 was $25.6 million compared to adjusted EBITDA of $15.7 million for the same period in the prior year.

Nine Months 2014 Results Compared to Nine Months 2013

The Company reported total revenues of $399.7 million for the nine months ended September 30, 2014, an increase of $113.0 million, or 39.4%, compared to revenues of $286.8 million for the same period in the prior year. Operating expenses for the nine months ended September 30, 2014 were $342.2 million compared to $257.3 million for the same period in the prior year, representing an increase of $84.9 million, or 33.0%. Cost of services as a percent of total revenues increased to 60.1% compared to 59.4% for the same period in the prior year. The Company reported net income for the nine months ended

September 30, 2014 of $33.1 million compared with net income of $16.9 million for the same period in the prior year. Adjusted EBITDA for the nine months ended September 30, 2014 was $63.1 million, which represents an increase of $26.3 million, or 71.6%, as compared to $36.8 million for the same period in the prior year.

Business Outlook

Commenting on the Company’s business outlook, Mr. Kerin said, “We are very pleased with our year-over-year growth thus far in 2014, as we have been effective in our efforts to expand both our core business and our specialty groups. Given that we typically experience strong transaction activity and resulting revenue increases in the fourth quarter, we believe we are well positioned for a solid finish to 2014.”

Conference Call Details

Marcus & Millichap will host a conference call today to discuss its results at 2:00 p.m. Pacific Time/5:00 p.m. Eastern Time. To participate in the conference call, callers from the United States and Canada should dial (877) 407-4018 ten minutes prior to the scheduled call time. International callers should dial + 1 (201) 689-8471. For those unable to participate during the live broadcast, a telephonic replay of the call will also be available from 5:00 p.m. Pacific Time/8:00 p.m. Eastern Time on Thursday, November 6, 2014 through 8:59 p.m. Pacific Time/11:59 p.m. Eastern Time on Thursday, November 20, 2014 by dialing (877) 870-5176 in the United States and Canada or +1 (858) 384-5517 internationally and entering passcode 13592452.

About Marcus & Millichap, Inc.

Marcus & Millichap, Inc. is a leading national brokerage firm specializing in commercial real estate investment sales, financing, research, and advisory services. As of September 30, 2014, the Company has more than 1,400 investment sales and financial professionals in 78 offices who provide investment brokerage and financing services to sellers and buyers of commercial real estate. The Company also offers market research, consulting and advisory services to our clients. Marcus & Millichap closed 6,608 transactions in 2013, with a sales volume of approximately $24.0 billion. For additional information, please visit www.MarcusMillichap.com.

MARCUS & MILLICHAP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF NET

AND COMPREHENSIVE INCOME

(dollar and share amounts in thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Revenues:
Real estate brokerage commissions	$140,220	$101,757	$368,246	$258,720
Financing fees	7,864	6,783	22,348	18,671
Other revenues	2,805	3,413	9,150	9,403

Total revenues	150,889	111,953	399,744	286,794
Operating expenses:
Cost of services	92,269	67,718	240,266	170,395
Selling, general, and administrative expense	34,086	30,863	99,570	84,687
Depreciation and amortization expense	813	747	2,399	2,261

Total operating expenses	127,168	99,328	342,235	257,343

Operating income	23,721	12,625	57,509	29,451
Other (expense) income, net	(308)	247	(39)	496
Interest expense	(397)	—	(1,202)	—

Income before provision for income taxes	23,016	12,872	56,268	29,947
Provision for income taxes	9,493	5,597	23,167	13,025

Net income	13,523	7,275	33,101	16,922

Other comprehensive income:
Foreign currency translation gain, net of tax of $38, $0, $40, and $0 for the three months ended September 30, 2014 and 2013 and the nine months ended September 30, 2014 and 2013, respectively	57	—	60	—

Total other comprehensive income	57	—	60	—

Comprehensive income	$13,580	$7,275	$33,161	$16,922

Earnings per share(1):
Basic	$0.35		$0.85
Diluted	$0.35		$0.85

Weighted average common shares outstanding(1):
Basic	38,847		38,847
Diluted	39,011		38,949

(1)	Earnings per share information has not been presented for periods prior to the IPO on October 31, 2013 as amounts were not meaningful.

MARCUS & MILLICHAP, INC.

KEY OPERATING METRICS SUMMARY

(Unaudited)

Total sales volume was $9.9 billion for the three months ended September 30, 2014, encompassing 1,978 transactions consisting of $7.9 billion for real estate brokerage (1,444 transactions), $1.0 billion for financing (325 transactions) and $1.0 billion in other transactions, including consulting and advisory services (209 transactions). Total sales volume was $23.2 billion for the nine months ended September 30, 2014, encompassing 5,523 transactions consisting of $17.9 billion for real estate brokerage (4,017 transactions), $2.5 billion for financing (962 transactions) and $2.8 billion in other transactions, including consulting and advisory services (544 transactions). As of September 30, 2014, the Company had 1,341 investment sales professionals and 79 financing professionals. Key metrics for Real Estate Brokerage and Financing are as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
Real Estate Brokerage Commissions	2014	2013	2014	2013
Average Number of Sales Professionals	1,312	1,139	1,271	1,101
Average Number of Transactions per Sales Professional	1.1	1.0	3.2	2.9
Average Commission per Transaction	$97,105	$86,749	$91,672	$80,573
Average Transaction Size	$5,500,284	$3,790,048	$4,463,755	$3,568,151
Total Number of Transactions	1,444	1,173	4,017	3,211
Total Sales Volume (in millions)	$7,942	$4,446	$17,931	$11,457

	Three Months Ended September 30,		Nine Months Ended September 30,
Financing Fees	2014	2013	2014	2013
Average Number of Financing Professionals	79	72	77	69
Average Number of Transactions per Financing Professional	4.1	4.2	12.5	12.3
Average Fee per Transaction	$24,197	$22,609	$23,231	$22,017
Average Transaction Size	$2,950,386	$2,381,822	$2,576,650	$2,224,446
Total Number of Transactions	325	300	962	848
Total Dollar Volume (in millions)	$959	$715	$2,479	$1,886

MARCUS & MILLICHAP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(dollar amounts in thousands, except per share amounts)

	September 30, 2014 (Unaudited)	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$134,010	$100,952
Commissions and other receivables, net of allowance for doubtful accounts of $62 and $99 at September 30, 2014 and December 31, 2013, respectively	5,686	4,115
Employee notes receivable	220	229
Prepaid expenses and other current assets	5,475	5,204
Deferred tax assets, net	9,400	8,663

Total current assets	154,791	119,163
Prepaid rent	4,067	4,999
Investments held in rabbi trust	4,225	4,067
Property and equipment, net of accumulated depreciation of $14,963 and $19,412 at September 30, 2014 and December 31, 2013, respectively	7,829	8,560
Employee notes receivable	199	189
Deferred tax assets, net	24,967	27,185
Other assets	4,143	3,146

Total assets	$200,221	$167,309

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$9,733	$6,911
Accounts payable and accrued expenses – related party	172	506
Income tax payable	4,916	6,459
Notes payable to former stockholders	894	851
Commissions payable	17,195	25,086
Accrued bonuses and other employee related expenses	21,868	16,947

Total current liabilities	54,778	56,760
Deferred compensation and commissions	32,578	32,177
Notes payable to former stockholders	10,610	11,504
Other liabilities	2,473	4,371

Total liabilities	100,439	104,812

Stockholders’ equity:
Preferred stock, $0.0001 par value:	—	—
Authorized shares – 25,000,000; issued and outstanding shares – none at September 30, 2014 and December 31, 2013, respectively
Common Stock $0.0001 par value:
Authorized shares – 150,000,000; issued and outstanding shares – 36,623,781 and 36,600,897 at September 30, 2014 and December 31, 2013, respectively	4	4
Additional paid-in capital	74,560	70,445
Stock notes receivable from employees	(4)	(13)
Retained earnings (accumulated deficit)	25,162	(7,939)
Accumulated other comprehensive income	60	—

Total stockholders’ equity	99,782	62,497

Total liabilities and stockholders’ equity	$200,221	$167,309

MARCUS & MILLICHAP, INC

ADJUSTED EBITDA RECONCILIATION

(Unaudited)

Adjusted EBITDA, which the Company defines as net income before interest income/expense, taxes, depreciation and amortization and stock-based compensation is a non-GAAP financial measure. The Company uses Adjusted EBITDA in its business operations to, among other things, evaluate the performance of its business, develop budgets and measure its performance against those budgets. The Company also believes that analysts and investors use Adjusted EBITDA as a supplemental measure to evaluate its overall operating performance. However, Adjusted EBITDA has material limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under U.S. GAAP. The Company finds Adjusted EBITDA as a useful tool to assist in evaluating performance because it eliminates items related to capital structure and taxes and non-cash stock-based compensation charges. In light of the foregoing limitations, the Company does not rely solely on Adjusted EBITDA as a performance measure and also considers its U.S. GAAP results. Adjusted EBITDA is not a measurement of the Company’s financial performance under U.S. GAAP and should not be considered as an alternative to net income, operating income or any other measures derived in accordance with U.S. GAAP. Because Adjusted EBITDA is not calculated in the same manner by all companies, it may not be comparable to other similarly titled measures used by other companies.

A reconciliation of the most directly comparable GAAP financial measure, net income, to Adjusted EBITDA is as follows (in thousands):

	Three Months Ended September30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Net income	$13,523	$7,275	$33,101	$16,922
Adjustments:
Interest income	(2)	(4)	(6)	(88)
Interest expense	397	—	1,202	—
Provision for income taxes	9,493	5,597	23,167	13,025
Depreciation and amortization	813	747	2,399	2,261
Stock-based compensation	1,417	2,053	3,275	4,679

Adjusted EBITDA	$25,641	$15,668	$63,138	$36,799